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                                                                    EXHIBIT 12.1


                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)



                                                                               QUARTER ENDED
                                                                                 MARCH 31,
                                                                          --------------------------
                                                                             2003           2002            2002            2001
                                                                          -----------   ------------    ------------    ------------


EARNINGS

   Pretax income (loss) from continuing operations before preferred
      interests  of subsidiaries.......................................   $  522,645    $  126,244      $  915,194      $1,206,863

   Add: Fixed charges excluding capitalized interest and preferred
      interest requirements of consolidated subsidiaries...............       29,822        30,471         128,730         134,484

                                                                          -----------   ------------    ------------    ------------
   Adjusted Earnings...................................................   $  552,467    $  156,715      $1,043,924      $1,341,347
                                                                          ===========   ============    ============    ============

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   Interest expense including capitalized interest.....................   $   37,696    $   36,882      $  155,667      $  178,915
   Amortization of debt expense........................................          531           334           1,859           2,460
   Interest component of lease rental expenditures (1).................        2,827         3,277          11,895           9,858
   Preferred interest requirements of consolidated subsidiaries (2)....        4,082         3,909          19,581           8,608
                                                                          -----------   ------------    ------------    ------------

   Fixed charges.......................................................       45,136        44,402         189,002         199,841

   Preferred stock dividend requirements (3)...........................        2,361         7,466          17,540          32,495
                                                                          -----------   ------------    ------------    ------------
   Combined Fixed Charges and Preferred Stock Dividends................   $   47,497    $   51,868      $  206,542      $  232,336
                                                                          ===========   ============    ============    ============

Ratio of Earnings to Fixed Charges.....................................        12.24          3.53            5.52            6.71
                                                                          ===========   ============    ============    ============

Ratio of Earnings to Combined Fixed Charges and
      Preferred Stock Dividends........................................        11.63          3.02            5.05            5.77
                                                                          ===========   ============    ============    ============



                                                                              2000           1999            1998
                                                                          ------------   -------------   -------------


EARNINGS

   Pretax income (loss) from continuing operations before preferred
      interests  of subsidiaries.......................................   $1,203,681     $  344,573      $  (187,563)

   Add: Fixed charges excluding capitalized interest and preferred
      interest requirements of consolidated subsidiaries...............      116,190         90,398           78,728

                                                                          ------------   -------------   -------------
   Adjusted Earnings...................................................   $1,319,871     $  434,971      $  (108,835)
                                                                          ============   =============   =============

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   Interest expense including capitalized interest.....................   $  168,121     $  132,986      $   119,703
   Amortization of debt expense........................................        2,726          4,854            4,496
   Interest component of lease rental expenditures (1).................        7,343          5,789            3,808
   Preferred interest requirements of consolidated subsidiaries (2)....            -              -                -
                                                                          ------------   -------------   -------------

   Fixed charges.......................................................      178,190        143,629          128,007

   Preferred stock dividend requirements (3)...........................       33,386         24,788            2,905
                                                                          ------------   -------------   -------------


   Combined Fixed Charges and Preferred Stock Dividends................   $  211,576     $  168,417      $   130,912
                                                                          ============   =============   =============

Ratio of Earnings to Fixed Charges.....................................         7.41           3.03                - (4)
                                                                          ============   =============   =============

Ratio of Earnings to Combined Fixed Charges and
      Preferred Stock Dividends........................................         6.24           2.58                - (4)
                                                                          ============   =============   =============



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(1)   Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(2) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. As a result, these amounts represent the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries.

(3) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.

(4) Earnings in 1998 were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively, as the Company incurred a $243 million write-down of the carrying value of United States oil and gas properties in compliance with full-cost accounting rules.